Exhibit 99.1

Simclar, Inc. Announces Agreement to Acquire Litton Systems, Inc.'s Interconnect Assembly Business


Hialeah, FL--February 27, 2006- Simclar, Inc. (NASDAQ:SIMC), a multi-plant electronics contract manufacturer, announced today that it has completed the acquisition of certain assets of the Northrop Grumman-owned Litton Interconnect Technologies assembly business in the US into Simclar Interconnect Technologies, Inc., a newly-formed wholly owned subsidiary of Simclar, Inc. The purchase price for the assets was $16 million, financed through a credit facility with the Bank of Scotland.

As part of the same transaction, Simclar, Inc.'s parent company, Simclar Group Limited has also acquired certain assets of the Litton Interconnect Technologies assembly business in the UK and China through its subsidiary Simclar Interconnect Technologies Limited.

Litton Interconnect Technologies' assembly business is a world-leading supplier of high-performance backplane interconnect solutions to major blue-chip customers in markets as diverse as network, wireline and wireless infrastructure, defense and electronic data processing. Backplane interconnect systems form the core of high-end electronic systems and provide the means for power distribution and data communications between electronic sub-system building blocks.

Simclar, Inc. Chairman, Sam Russell, commented: "We are pleased the acquisition has been completed and excited about the major source of competitive advantage we are able to offer our customers as a result of this transaction. The combination of our advanced backplane interconnect solutions with our capabilities to supply printed circuit board assemblies, metal fabrication, cabling solutions and higher level assemblies will create a valuable one-stop-shop for OEM system design and integration needs."

Simclar, Inc. has six North American manufacturing locations and 30 years experience providing contract manufacturing of electronic and electro-mechanical products for OEMs.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, and markets for the Company's products and services are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's customer concentration, debt covenants, competition, and other risks detailed in the Company's most recent Annual Report on Form 10-K and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

Visit Simclar, Inc. at its website, http://www.simclar.com for more information about the Company.

Contact:
Simclar, Inc., Hialeah
Marshall Griffin, 937-220-9777